Exhibit (a)(5)(E)

RACHELE R. BYRD (SBN 190634)

MARISA C. LIVESAY (SBN 223247)

BRITTANY N. DEJONG (SBN 258766)

WOLF HALDENSTEIN ADLER FREEMAN & HERZ LLP

750 B Street, Suite 1820

San Diego, CA 92101

Telephone: (619) 239-4599

Facsimile: (619) 234-4599

byrd@whafh.com

livesay@whafh.com

dejong@whafh.com

Attorneys for Plaintiff

[Additional Counsel on Signature Page]

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF CALIFORNIA

SHIVA STEIN,	)	Case No. ‘19CV395 LAB RBB
)
Plaintiff,	)
	)	COMPLAINT FOR VIOLATIONS
v.	)	OF SECTIONS 14(e), 14(d) AND
	)	20(a) OF THE SECURITIES
MAXWELL TECHNOLOGIES, INC.,	)	EXCHANGE ACT OF 1934
RICHARD BERGMAN, STEVE	)
BILODEAU, JORG BUCHHEIM,	)	DEMAND FOR JURY TRIAL
FRANZ J. FINK, BURKHARD	)
GOESCHEL, ILYA GOLUBOVICH,	)
and JOHN MUTCH,	)
Defendants.	)
)
)
)
)
)
)

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(e), 14(d) and 20(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Plaintiff Shiva Stein (“Plaintiff”) alleges the following upon information and belief, including investigation of counsel and review of publicly-available information, except as to those allegations pertaining to Plaintiff, which are alleged upon personal knowledge:

INTRODUCTION

1. This is an action brought by Plaintiff against Maxwell Technologies, Inc. (“Maxwell or the “Company”), the members of Maxwell’s board of directors (the “Board” or the “Individual Defendants” and collectively with the Company, the “Defendants”) for their violations of Sections 14(e), 14(d), and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) in connection with the proposed acquisition of Maxwell by Tesla Inc. and its affiliates (“Tesla”).

2. Defendants have violated the above-referenced Sections of the Exchange Act by causing a materially incomplete and misleading Solicitation Statement (the “Solicitation Statement” or the “14D-9”) to be filed on February 20, 2019 with the United States Securities and Exchange Commission (“SEC”) and disseminated to Company stockholders. The Solicitation Statement recommends that Company stockholders tender their shares in support of a proposed transaction whereby Cambria Acquisition Corporation (“Merger Sub”), a Delaware Corporation and a wholly owned subsidiary of Tesla, will merge with and into Maxwell with Maxwell surviving the merger as a wholly owned subsidiary of Tesla (the “Proposed Transaction”). Pursuant to the terms of the definitive agreement and plan of merger the companies entered into (the “Merger Agreement”), Merger Sub has commenced a tender offer (the “Tender Offer”) to acquire all of Maxwell’s outstanding common stock for the quotient obtained by dividing $4.75 by the volume weighted average of the daily volume weighted average of the trading price of one share of Tesla common stock as reported on the Nasdaq Global Select Market for the five consecutive trading days ending on and including the second trading day preceding the expiration of the Tender Offer. Should the share price of Tesla equal to or become less than $245.90, then the minimum consideration of .0193 of a Tesla share will be provided for each share of the Company. The Tender Offer will expire on March 19, 2019.

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(e), 14(d) and 20(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

3. As described herein, the Merger Consideration drastically undervalues Maxwell’s stock and the consideration Maxwell’s stockholders stand to receive in connection with the Proposed Transaction, and the process by which Defendants propose to consummate the Proposed Transaction is fundamentally unfair to Plaintiff and the other common stockholders of the Company. Defendants have now asked Maxwell’s stockholders to support the Proposed Transaction in exchange for inadequate consideration based upon the materially incomplete and misleading representations and information contained in the Solicitation Statement, specifically, among other things, (i) Maxwell’s financial projections, relied upon by the Company’s financial advisor, Barclays Capital Inc. (“Barclays”) in its financial analysis; and (ii) the data and inputs underlying the financial valuation analyses that support the fairness opinion provided by Barclays. The failure to adequately disclose such material information constitutes a violation of Sections 14(e), 14(d) and 20(a) of the Exchange Act as Maxwell stockholders need such information in order to decide whether to tender their shares.

4. It is therefore imperative that the material information that has been omitted from the Solicitation Statement is disclosed to the Company’s stockholders prior to the expiration of the tender offer.

5. For these reasons and as set forth in detail herein, Plaintiff seeks to enjoin Defendants from taking any steps to consummate the Proposed Transaction unless and until the material information discussed below is disclosed to Maxwell’s stockholders or, in the event the Proposed Transaction is consummated, to recover damages resulting from the Defendants’ violations of the Exchange Act.

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(e), 14(d) and 20(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

JURISDICTION AND VENUE

6. This Court has subject matter jurisdiction pursuant to Section 27 of the Exchange Act (15 U.S.C. § 78aa) and 28 U.S.C. § 1331 (federal question jurisdiction), as Plaintiff alleges violations of Sections 14(e), 14(d) and 20(a) of the Exchange Act and SEC Rule 14d-9.

7. Personal jurisdiction exists over each Defendant either because the Defendant is headquartered in this District, or because Defendant is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction over defendant by this Court permissible under traditional notions of fair play and substantial justice.

8. Venue is proper in this District under Section 27 of the Exchange Act, 15 U.S.C. § 78aa, as well as under 28 U.S.C. § 1391, because Maxwell is headquartered in this District.

PARTIES

9. Plaintiff is, and has been at all relevant times, the owner of Maxwell common stock and has held such stock since prior to the wrongs complained of herein.

10. Individual Defendant Richard Bergman has served as a member of the Board since May 2015.

11. Individual Defendant Steve Bilodeau has served as a member of the Board since May 2016. Bilodeau is also the Chairman of the Board.

12. Individual Defendant Jorg Buchheim has served as a member of the Board since July 2016.

13. Individual Defendant Franz J. Fink has served as a member of the Board since May 2014. Dr. Fink has also been the Company’s Chief Executive Officer and President since May 1, 2014.

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(e), 14(d) and 20(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

14. Individual Defendant Burkhard Goeschel, Ph.D. has served as a member of the Board since February 2007.

15. Individual Defendant Ilya Golubovich has served as a member of the Board since May 2017.

16. Individual Defendant John Mutch has served as a member of the Board since April 2017.

17. Defendant Maxwell is incorporated in Delaware and maintains its principal offices at 388 Calle Fortunada, San Diego, CA 92123. The Company’s common stock trades on the NASDAQ Stock Exchange under the symbol “MXWL.”

18. The defendants identified in paragraphs 10-16 are collectively referred to as the “Individual Defendants” or the “Board.”

19. The defendants identified in paragraphs 10-17 are collectively referred to as the “Defendants.”

SUBSTANTIVE ALLEGATIONS

A.	The Proposed Transaction Undervalues Maxwell

20. Maxwell develops, manufactures, and markets energy storage and power delivery products. The Company’s products are focused on transportation, grid energy, wind energy, and industrial applications.

21. On February 4, 2019, the Company announced the Proposed Transaction:

SAN DIEGO, Feb. 4, 2019 /PRNewswire/ — Maxwell Technologies, Inc. (Nasdaq: MXWL or the “Company” or “Maxwell”), a leading developer and manufacturer of energy solutions, today announced it has entered into a definitive agreement (the “Merger Agreement”) to be acquired by Tesla, Inc. (Nasdaq: TSLA or “Tesla”). Tesla will commence an all stock exchange offer for all the issued and outstanding shares of the Company (the “Offer”), after which the

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(e), 14(d) and 20(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Company will be merged with a Tesla subsidiary and become a wholly owned subsidiary of Tesla.

The Offer will value each share of Maxwell common stock at $4.75 per share. Pursuant to the Offer, each share of Maxwell common stock will be exchanged for a fraction of a share of Tesla’s common stock, equal to the quotient obtained by dividing $4.75 by a volume weighted average price of one share of Tesla’s common stock as reported on the NASDAQ Global Select Market for the five consecutive trading days preceding the expiration of the Offer, and which is subject to a floor that has been set at 80% of a volume weighted average price of Tesla common stock calculated prior to signing.

The closing of the transaction is subject to the successful tender and exchange of shares, certain regulatory approvals and customary closing conditions. These terms, along with additional terms and conditions of the transaction, can be found in the Company’s Form 8-K filed on February 4, 2019 with the Securities and Exchange Commission and in the Merger Agreement, which is filed as an exhibit to the Company’s Form 8-K.

While there can be no assurances on the closing date, the Company anticipates that the merger will be consummated in the second quarter of 2019, or shortly thereafter, should all conditions be met and subject to the timing of the aforementioned approvals.

The Merger Agreement and the consummation of the Offer, merger and other transactions contemplated in the Merger Agreement have been unanimously approved by Maxwell’s board of directors, all of whom recommend to the Company’s stockholders that they accept the Offer and tender their Maxwell shares pursuant to the Offer. The directors and certain officers of Maxwell and I2BF Energy Limited have agreed to tender all of their Maxwell shares in the Offer, which in the aggregate represent approximately 7.56% of the outstanding shares of Maxwell common stock.

“We are very excited with today’s announcement that Tesla has agreed to acquire Maxwell. Tesla is a well-respected and world-class innovator that shares a common goal of building a more sustainable future,” said Dr. Franz Fink, President and Chief Executive Officer of Maxwell. “We believe this transaction is in the best interests of Maxwell stockholders and offers investors the opportunity to participate in Tesla’s mission of accelerating the advent of sustainable transport and energy.”

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(e), 14(d) and 20(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Press Release, Maxwell Technologies, Inc., Maxwell Technologies Announces Definitive Merger Agreement with Tesla, Inc. (Feb. 4, 2019).

22. The Merger Consideration undervalues the Company’s shares in light of its prospects for future growth. While the Company has encountered significant headwinds as it undergoes research and development, according to its financial statement it has developed and transformed its patented, proprietary and fundamental dry electrode manufacturing technology that was historically used to make ultracapacitors (batteries that have a high density with extremely long operational life and the ability to charge and discharge quickly) to create a breakthrough technology that can be applied to the manufacturing of batteries. This breakthrough technology, “dry battery electrode technology,” is believed to create significant performance and cost benefits as compared to today’s state of the art lithium-ion batteries. As noted by the Company, “Our dry battery electrode technology has the potential to be a groundbreaking technology within the battery industry with a substantial market opportunity, particularly for use in electric vehicles.”

23. Indeed, starting in 2015 the Company undertook a series of initiatives to position itself for accelerated profitable growth for its stockholders. At the beginning of 2019, the Company is now poised to do so having announced many new partnerships in 2018. For example, in 2018 the Company announced a technology partnership with Zhejiang Geely Holding Group (“Geely”), the parent company of leading brands such as Volvo and Geely Auto, which focused on the

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(e), 14(d) and 20(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

integration of state-of-the-art ultracapacitors and advanced power conversion electronics into Geely’s global automotive vehicle lineup in support of its fleet electrification strategy, beginning with the inclusion of Maxwell’s ultracapacitor-based peak power subsystem in five model year 2020 mild-hybrid and plug-in hybrid vehicles. This Geely-Volvo alliance represents greater than a $100 million market opportunity for the Company and is on top of 14 other confirmed automotive design wins at various stages of progress and in several different applications including Start/Stop, eActive Suspension, eTurbo and Back-up Power for Autonomous Driving. The Company has also disclosed that it has discussed several additional larger opportunities that could provide for considerable volume and drive material revenue growth in 2020 and beyond. The Company is similarly poised for growth in the grid energy market, the rail market, and wind markets.

24. Accordingly, the Company is well-positioned for financial growth, and the Merger Consideration fails to adequately compensate Company stockholders by limiting their ability to benefit from the Company’s continued growth.

25. Despite the inadequate Merger Consideration, the Board has agreed to the Proposed Transaction. It is therefore imperative that Maxwell’s stockholders are provided with the material information that has been omitted from the Solicitation Statement, so that they can meaningfully assess whether or not it is in their best interests to tender their shares in the Proposed Transaction.

B.	The Background of the Merger

26. In mid-2018, Tesla and Maxwell began a series of discussions in connection with a potential strategic commercial relationship, during which the companies explored various ways in which the two could collaborate in order to further shared business objectives.

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(e), 14(d) and 20(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

27. In September 2018, the Board discussed its ongoing strategic plan with its external advisor, and began a process to evaluate potential strategic partnerships, and the sale of its subsidiary related to its high-voltage product line.

28. In October 2018, the Company received a non-binding confirmatory offer from Renaissance Management for its high-voltage product line subsidiary. Negotiations and definitive deal documents were drawn through December 2018.

29. In December 2018, Tesla contacted Dr. Fink to convey its interest in a potential acquisition of the Company rather than a strategic commercial relationship. This information was conveyed to the Board, and the Board allowed for the acquisition to be pursued.

30. During December 2018, Dr. Fink and Tesla negotiated the consideration for Company stockholders that would result from an acquisition by Tesla.

31. By January 18, 2019, the parties had come to an agreement in principle as to the consideration for the proposed transaction. Due diligence followed and on February 3, 2018, the Board voted in favor of the Proposed Transaction.

C.	The Materially Incomplete and Misleading Solicitation Statement

32. On February 20, 2019, Maxwell filed the 14D-9 with the SEC in connection with the Proposed Transaction. The 14D-9 was furnished to the Company’s stockholders and solicits the stockholders to tender their shares in support of the Proposed Transaction. The Individual Defendants were obligated to carefully review the Solicitation Statement before it was filed with the SEC and disseminated to the Company’s stockholders to ensure that it did not contain any material misrepresentations or omissions. However, the Solicitation Statement misrepresents and/or omits material information that is necessary for the Company’s stockholders to make an informed decision concerning whether to tender their shares, in violation of Sections 14(e), 14(d), and 20(a) of the Exchange Act.

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(e), 14(d) and 20(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

33. With respect to the financial projections disclosed in the Solicitation Statement, the Solicitation Statement fails to provide material information.

34. For the Company Projected Financial Information (the “Projections”), for the years 2019-2023, the Solicitation Statement provides values for non-GAAP (Generally Accepted Accounting Principles) financial metrics such as: (1) EBIT, (2) Adjusted EBITDA, and (3) Adjusted EBITDA less Capital Expenditures but fails to provide the line items used to calculate the metrics. See Solicitation Statement at 31.

35. For the Company Projections for the years 2023-2024, the Solicitation Statement provides values for non-GAAP financial metrics such as Adjusted EBITDA and EBIT but fails to provide the line items used to calculate the metrics. See Solicitation Statement at 32.

36. When a company discloses non-GAAP financial measures in a Solicitation Statement that were relied on by a board of directors to recommend that stockholders exercise their corporate suffrage rights in a particular manner, the company must, pursuant to SEC regulatory mandates, also disclose all projections and information necessary to make the non-GAAP measures not misleading, and must provide a reconciliation (by schedule or other clearly understandable method) of the differences between the non-GAAP financial measure disclosed or released with the most comparable financial measure or measures calculated and presented in accordance with GAAP. 17 C.F.R. § 244.100.

37. The SEC has noted that:

[C]ompanies should be aware that this measure does not have a uniform definition and its title does not describe how it is calculated. Accordingly, a clear description of how this measure is calculated, as well as the necessary reconciliation, should accompany the measure where it is used. Companies should also avoid inappropriate or potentially misleading inferences about its usefulness. For example, “free cash flow” should not be used in a manner that inappropriately implies that the measure represents the residual cash flow available for discretionary expenditures, since many companies have mandatory debt service requirements or other non-discretionary expenditures that are not deducted from the measure.1

1	Non-GAAP Financial Measures, U.S. SECURITIES AND EXCHANGE COMMISSION (Apr. 4, 2018), available at: https://www.sec.gov/divisions/corpfin/guidance/nongaapinterp.htm

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(e), 14(d) and 20(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

38. Thus, to cure the materially misleading nature of the forecasts as a result of the omitted information in the Solicitation Statement, Defendants must provide a reconciliation table of the non-GAAP measures to the most comparable GAAP measures. At the very least, the Company must disclose the line item forecasts for the financial metrics that were used to calculate the aforementioned non-GAAP measures. Such forecasts are necessary to make the non-GAAP forecasts included in the Solicitation Statement not misleading.

39. With respect to Barclays’ Selected Comparable Company Analysis, the Solicitation Statement fails to disclose the individual multiples and financial metrics for the companies observed by Barclays in the analysis.

40. With respect to Barclays’ Selected Precedent Transaction Analysis, the Solicitation Statement fails to disclose the individual multiples and financial metrics for the companies observed by Barclays in the analysis.

41. With respect to Barclays’ Discounted Cash Flow Analysis, the Solicitation Statement fails to disclose the following key components used in the analysis: (i) the terminal value of the Company; (ii) the inputs and assumptions underlying the selection of the discount rate range of 14.0%-18.0%, (iii) the estimated net debt of the Company; (iv) fully diluted number of shares of the Company; and (v) the number of Company shares, options to purchase Company shares and Company restricted units outstanding as of January 31, 2019.

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(e), 14(d) and 20(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

42. With respect to the Historical Share Price Analysis, and the Transactional Premium Analysis, it is unclear whether these analyses were presented to the Board by Barclays in support of its fairness opinion.

43. In sum, the omission of the above-referenced information renders statements in the Solicitation Statement materially incomplete and misleading in contravention of the Exchange Act. Absent disclosure of the foregoing material information prior to the expiration of the Tender Offer, Plaintiff will be unable to make a fully informed decision regarding whether to tender their shares, and they are thus threatened with irreparable harm, warranting the injunctive relief sought herein.

CLAIMS FOR RELIEF

COUNT I

On Behalf of Plaintiff Against All Defendants for

Violations of Section 14(e) of the Exchange Act

44. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

45. Section 14(e) of the Exchange Act provides that it is unlawful “for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading . . . .” 15 U.S.C. § 78n(e).

46. As set forth above, Defendants filed and delivered the Solicitation Statement to the Company’s stockholders, which Defendants knew, or recklessly disregarded, that it contained material omissions and misstatements described herein.

47. Defendants violated Section 14(e) of the Exchange Act by issuing the Solicitation Statement in which they made untrue statements of material facts or failed to state all material facts necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, in conjunction with the Tender Offer. Defendants knew, or recklessly disregarded, that the Solicitation Statement failed to disclose material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(e), 14(d) and 20(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

48. The Solicitation Statement was prepared, reviewed and/or disseminated by Defendants. It misrepresented and/or omitted material facts, including material information about the consideration offered to stockholders via the Tender Offer, the intrinsic value of the Company, the Company’s financial projections, and the financial advisor’s valuation analyses and resultant fairness opinion.

49. In so doing, Defendants made untrue statements of material fact and omitted material information necessary to make the statements that were made not misleading in violation of Section 14(e) of the Exchange Act. By virtue of their positions within the Company and/or roles in the process and in the preparation of the Solicitation Statement, Defendants were aware of this information and their obligation to disclose this information in the Solicitation Statement.

50. The omissions and misleading statements in the Solicitation Statement are material in that a reasonable stockholder would consider them important in deciding whether to tender their shares or seek appraisal. In addition, a reasonable investor would view the information identified above which has been omitted from the Solicitation Statement as altering the “total mix” of information made available to stockholders.

51. Defendants knowingly, or with deliberate recklessness, omitted the material information identified above from the Solicitation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while Defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Tender Offer, they allowed it to be omitted from the Solicitation Statement, rendering certain portions of the Solicitation Statement materially incomplete and therefore misleading.

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(e), 14(d) and 20(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

52. The misrepresentations and omissions in the Solicitation Statement are material to Plaintiff, and Plaintiff will be deprived of his entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the Tender Offer.

COUNT II

Violations of Section 14(d)(4) of the Exchange Act and

Rule 14d-9 Promulgated Thereunder

(Against All Defendants)

53. Plaintiff repeats and re-alleges each allegation set forth above as if fully set forth herein.

54. Defendants have caused the Solicitation Statement to be issued with the intention of soliciting stockholder support of the Tender Offer.

55. Section 14(d)(4) of the Exchange Act and SEC Rule 14d-9 promulgated thereunder require full and complete disclosure in connection with tender offers.

56. The Solicitation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits material facts, including those set forth above, which render the Solicitation Statement false and/or misleading.

57. Defendants knowingly, or with deliberate recklessness, omitted the material information identified above from the Solicitation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while Defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Tender Offer, they allowed it to be omitted from the Solicitation Statement, rendering certain portions of the Solicitation Statement materially incomplete and therefore misleading.

58. The misrepresentations and omissions in the Solicitation Statement are material to Plaintiff and Plaintiff will be deprived of his entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the Tender Offer.

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(e), 14(d) and 20(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

COUNT III

Violations of Section 20(a) of the Exchange Act and

(Against the Individual Defendants)

59. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

60. The Individual Defendants acted as controlling persons of Maxwell within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as directors of Maxwell, and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the incomplete and misleading statements contained in the Solicitation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of Maxwell, including the content and dissemination of the various statements that Plaintiff contends are materially incomplete and misleading.

61. Each of the Individual Defendants was provided with or had unlimited access to copies of the Solicitation Statement and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

62. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of Maxwell, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the Exchange Act violations alleged herein, and exercised the same. The omitted information identified above was reviewed by the Board prior to voting on the Proposed Transaction. The Solicitation Statement at issue contains the unanimous recommendation of the Board to approve the Proposed Transaction. The Individual Defendants were thus directly involved in the making of the Solicitation Statement.

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(e), 14(d) and 20(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

63. In addition, as the Solicitation Statement sets forth at length, and as described herein, the Individual Defendants were involved in negotiating, reviewing, and approving the Merger Agreement. The Solicitation Statement purports to describe the various issues and information that the Individual Defendants reviewed and considered. The Individual Defendants participated in drafting and/or gave their input on the content of those descriptions.

64. By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

65. As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(a) and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Individual Defendants’ conduct, Plaintiff will be irreparably harmed.

66. Plaintiff has no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

RELIEF REQUESTED

WHEREFORE, Plaintiff demands injunctive relief in his favor and against the Defendants jointly and severally, as follows:

A. Preliminarily and permanently enjoining Defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating, or closing the Proposed Transaction, unless and until Defendants disclose the material information identified above which has been omitted from the Solicitation Statement;

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(e), 14(d) and 20(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

A. Rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof, or granting Plaintiff rescissory damages;

B. Directing Defendants to account to Plaintiff for all damages suffered as a result of their wrongdoing;

C. Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and expert fees and expenses; and

D. Granting such other and further equitable relief as this Court may deem just and proper.

DEMAND FOR JURY TRIAL

Plaintiff hereby demands a trial by jury.

DATED: February 26, 2019	WOLF HALDENSTEIN ADLER
FREEMAN & HERZ LLP

	By:	/s/ Rachele R. Byrd
Rachele R. Byrd
Marisa C. Livesay
Brittany N. DeJong
750 B Street, Suite 1820
San Diego, CA 92101
Telephone: (619) 239-4599
Facsimile: (619) 234-4599
byrd@whafh.com
livesay@whafh.com
dejong@whafh.com

Of Counsel:

WOLF HALDENSTEIN ADLER
FREEMAN & HERZ LLP
Gloria Kui Melwani
270 Madison Avenue
New York, NY 10016
Telephone: (212) 545-4600
Facsimile: (212) 686-0114
melwani@whafh.com

803344	Counsel for Plaintiff

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(e), 14(d) and 20(a) OF

THE SECURITIES EXCHANGE ACT OF 1934